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CORNING INCORPORATED AND SUBSIDIARY COMPANIESEXHIBIT #12
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
DIVIDENDS
(Dollars in millions, except ratios)

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                                        Nine    Forty
                                        Months  Weeks                    Fiscal Year Ended
                                        Ended   Ended    ----------------------------------------
                                      September October      Dec.     Jan.    Jan.     Jan.  Dec.
                                          30,      8,         31,       1,     2,       3,    29,
                                         1996    1995        1995      1995   1994    1993   1991
                                      ------- ---------   --------- ------- ------- -------- -----
----
Income from continuing operations
   before taxes on income               $367.5   $312.1     $406.1   $343.8  $74.3    $156.2  $182.5
Adjustments:
  Share of earnings (losses) before
    taxes of 50% owned companies         89.6      73.7      95.2     89.0  (137.0)   103.2   165.4
  Earnings (losses) before taxes of
    greater than 50% owned
    unconsolidated subsidiary            (1.1)     (1.8)     (3.1)    (4.0)   (3.1)    (2.1)   (2.2)
  Distributed income of less than
    50% owned companies
    and share of loss if debt
    is guaranteed                                                      2.1     4.5     (4.3)    6.6
  Amortization of capitalized interest    8.7       7.4       9.6     13.3    13.0     11.8    10.2
  Fixed charges net of
    capitalized interest                 93.5      88.6     102.3    148.5   110.1    103.5   104.8
                                        -----    ------     -----    -----   -----    -----   ------

Earnings before taxes and
  fixed charges as adjusted             $558.2   $480.0     $610.1   $592.7  $61.8    $368.3  $467.3
                                        ======   ======     ======   ======  =====    ======  ======

Fixed charges:
  Interest incurred                     $65.5    $ 60.3     $79.7    $77.5   $63.3    $53.1   $49.2
  Share of interest incurred
   of 50% owned companies and interest
   on guaranteed debt of less than
   50% owned companies                   26.5      18.1      10.2     60.8    40.9     42.0    47.5
  Interest incurred by greater than
   50% owned unconsolidated subsidiary              0.6       0.7      0.8     0.8      0.9     0.9
  Portion of rent expense which
   represents interest factor            15.1      14.8      19.3     17.5    13.4     15.8    12.6
  Share of portion of rent expense
   which represents interest
   factor for 50% owned companies         1.1       2.0       2.7      9.4     9.1      9.2     9.0
  Portion of rent expense which
   represents interest factor for
   greater than 50% owned
   unconsolidated subsidiary                                           0.1     0.1      0.1     0.1
  Amortization of debt costs              1.1       0.7       0.9      2.0     1.8      1.5     0.4
                                         -----    ------     -----    -----   -----     -----  ----

Total fixed charges                     109.3      96.5     113.5    168.1   129.4    122.6   119.7
Capitalized interest                    (15.8)     (7.9)    (11.2)   (19.6)  (19.3)   (19.1)  (14.9)
                                        -----    ------     -----    -----    -----   -----   -----

Total fixed charges net of
  capitalized interest                  $93.5    $ 88.6     $102.3   $148.5  $110.1   $103.5  $104.8
                                        =====    ======     ======   ======  ======   ======  ======

Preferred dividends:
  Preferred dividend requirements       $11.8    $ 12.0     $15.7    $ 8.2   $ 2.1    $ 2.2   $ 2.4
  Ratio of pre-tax income to income
    before minority interest
    and equity earnings                   1.5       1.4       1.4      1.5     0.9      1.2     1.4
                                         -----    ------     -----    -----   -----    -----   -----
  Pre-tax preferred dividend
    requirement                          17.7      16.8      22.0     12.3     1.9      2.6     3.4

Total fixed charges                     109.3      96.5     113.5    168.1   129.4    122.6   119.7
                                        -----    ------     -----    -----   -----    ------  ------

Fixed charges and pre-tax preferred
  dividend requirement                  $127.0   $113.3     $135.5   $180.4  $131.3   $125.2  $123.1
                                        ======   ======     ======   ======  ======    =====  ======

Ratio of earnings to combined fixed
  charges and preferred dividends         4.4x      4.2x      4.5x     3.3x     -       2.9x    3.8x
                                          =====    ======     =====    =====    ====   ======  =====

Earnings did not cover combined fixed charges and preferred dividends by $69.5 in the fiscal year ended January 2, 1994.



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